Agenus Reports Third Quarter 2018 Financial Results and Provides Corporate Update

- 130 patients treated with Agenus' PD-1 & CTLA-4; clinical benefit >63% treated

- Recent FDA meeting confirms path to BLA filing; targeted for 2020

- Next-Gen CTLA-4 IND filed; four INDs filed year to date

- Two INDs for First-In-Class bispecifics on track for year end

- Partnership discussions progressing towards closure

LEXINGTON, Mass., Nov. 6, 2018 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies, cancer vaccines and adoptive cell therapies1, provided a corporate update and reported financial results for the third quarter of 2018.

"We have made substantial operational advances. These are unprecedented for a company of our size but also for the field of I-O," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. "We have shown that our CTLA-4 and PD-1 antibodies are active in the clinic with clinical benefit seen in the majority of the more than 130 patients treated. Recently we met with the FDA to confirm our clinical path to a BLA filing. In addition to these, our discovery engines have produced 4 INDs which have been filed this year, including our next generation CTLA-4. We plan to finish the year with two additional IND filing of first-in-class bispecifics. We also expect the closure of at least one corporate partnership transaction by year end."

Key operational and business updates

  Operational Achievements:
    PD-1 & CTLA-4 show clinical benefit in majority of patients across multiple solid tumors, including cervical cancer
      Clinical benefit rate of 68% and 63% for AGEN2034 & AGEN18842
      FDA meeting confirms path to BLA filing for lead molecules
      Three trials are ongoing to leverage accelerated approval pathways
    New discoveries advance to clinic
      Four INDs filed in 2018, including Next-Gen CTLA-4, AGEN1181
      Two First-in-class bispecific IND filings on track by year end
    2018 Payment milestones triggered in partnerships with Incyte, Merck
      LAG-3 (INCAGN02385) and TIM-3 (INCAGN02390) in the clinic with milestones received and to be received in Q4
      Undisclosed target with Merck entered clinic also generating a milestone payment
      Sales of GSK's Shingrix, containing QS-21 Stimulon®, have significantly exceeded earlier sales projections
  Partnership discussions on track to be concluded by year end
  Manufacturing Speed and Innovation driving advances to the clinic:
    Setting industry records for clinical & pivotal grade material
      3-5x faster for lead compounds
      First-in-class bispecific, AGEN1223, manufactured at scale in <2 months
  AgenTus Cell Therapy Business:
    Lead identified for IND filing; private financing and plans for IPO underway

Third Quarter 2018 Financial Results

Cash and cash equivalents were $46.3 million at the end of the 3rd quarter compared to $43.2 million and $60.2 million at June 30, 2018 and December 31, 2017 respectively. Subsequent to the end of 3rd quarter, Agenus announced the completion of a private financing of $40 million with a single investor netting the company approximately $39.9 million.

For the third quarter ended September 30, 2018, we reported a net loss of $34 million or $0.29 per share compared to a net loss for same period in 2017 of $37 million, or $0.37 per share. In the third quarter, we recognized revenue of $13 million which includes a milestone achieved and non-cash royalties earned.

For the nine months ended September 30, 2018, we had a net reported loss of $113 million or $1.04 per share compared to a net reported loss for the same period in 2017 of $86 million or $0.88 per share. The increased net loss reflects reduced revenue during 2018 due to accelerated milestones received during 2017 from Incyte and the 2018 loss on early extinguishment of debt.

Conference Call, Webcast and Prepared Statement Information

Conference Call Information:

Date: Tuesday November 6, 2018

Time: 8:30 a.m. ET

Domestic Dial-in Number: (844) 492-3727

International Dial-in Number: (412) 317-5118

Conference ID: Agenus

Live Webcast: accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts or with this link https://www.webcaster4.com/Webcast/Page/1556/28195

A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

About AgenTus Therapeutics, Inc.

AgenTus Therapeutics, a subsidiary of Agenus, is a preclinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of breakthrough "living drugs" to advance potential cures for cancer patients. AgenTus employs naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer. AgenTus also aims to advance adoptive cell therapy formats which would enable off-the-shelf living drugs. AgenTus has locations in Lexington, MA and Cambridge, UK. For more information, please visit www.agentustherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus' plans and timelines for IND filings, plans to file a BLA as early as 2020, clinical development plans and timelines, the expectation to close at least one additional corporate transaction in 2018, and financing and development plans for AgenTus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Jennifer Buell, PhD
781-674-4420
Jennifer.Buell@agenusbio.com

1 Through AgenTus Therapeutics, a subsidiary of Agenus

2 Clinical benefit rates observed in mono & combination trials, respectively.

Select Financial Information
(in thousands, except per share data)
(unaudited)

	September 30, 2018	December 31, 2017

Cash and cash equivalents	$ 46,169	$ 60,187
Total assets	130,475	138,402

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenues, research and development	$ 6,276	$ 3,359	$ 18,385	$ 14,523
Revenues, non-cash royalty	6,526	-	11,948	-
Revenues, accelerated milestone	-	-	-	20,000
Research and development expenses	29,854	25,789	88,569	84,253
G&A expenses	9,203	8,051	27,616	23,957
Other expenses, net	7,655	5,178	18,033	11,848
Loss on early extinguishment of debt	-	-	10,767	-
Non-cash contingent consideration fair value adjustment	(180)	1,184	(1,456)	123
Net loss	(33,731)	(36,842)	(113,195)	(85,658)
Net loss per share	$ (0.29)	$ (0.37)	$ (1.04)	$ (0.88)